EXHIBIT 10 (A)


                             EMPLOYMENT AGREEMENT


      This Employment Agreement (this "Agreement") is entered into as of this 20th day of August 2003, by and between The Bombay Company,
Inc., a Delaware corporation (the "Company"), and James D. Carreker (the "Executive").

                                   RECITALS

      WHEREAS, the Company is engaged, directly or indirectly, in the business of designing, sourcing and marketing home accessories, wall decor and furniture (the "Business");

      WHEREAS, the Company believes that it would benefit from the Executive's skill, experience and background, and wishes to employ the Executive as its Chairman of the Board and Chief Executive Officer;

      WHEREAS, the Company and the Executive entered into a letter agreement dated June 3, 2003 (the "Letter Agreement"), that provided for the Executive's employment and that contemplated a further, more definitive written agreement; and

      WHEREAS, the parties desire by this Agreement to set forth in greater detail the terms and conditions of the employment relationship between the Company and the Executive and to supersede and replace the Letter Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, the Company and the Executive hereby agree as follows:

      1.    Employment of Executive

            (a)   General Duties.  The Company hereby employs the
Executive as its Chairman of the Board and Chief Executive Officer, and the Executive accepts such employment, on the terms and subject to the conditions provided in this Agreement. The Executive shall report to the Company's Board of Directors (the "Board") and shall devote substantially all of his professional time, efforts, attention, energy and skill to performing the duties of Chairman of the Board and Chief Executive Officer of the Company. As part of these duties, the Executive may serve on the Board of Directors of subsidiaries of the Company as may be requested by the Company from time to time. Provided that such activities do not violate any term or condition of this Agreement, or materially interfere with the performance of his duties hereunder, nothing herein shall prohibit the Executive from (a) participating in other business activities approved in advance by the Board in accordance with any terms and conditions of such approval, (b) engaging in charitable, civic, fraternal or trade group activities or (c) investing his personal assets in the Company or other entities or business ventures, subject to any applicable legal requirements and any policies of the Company applicable to all executive personnel of the Company and members of the Board
All communications and notices that the Executive desires to give to the Board in his capacity as an officer of the Company shall be given to the "lead director" that is designated from time to time by the entire Board.

            (b) D&O Insurance. The Company shall use reasonable best efforts to provide directors' and officers' liability insurance coverage for the benefit of the Executive and his estate at all times during the Employment Term (defined below) on the same terms and in the same amount as the Company then provides for its other directors and executive officers. Upon the expiration of the Employment Term and for a period thereafter equal to the shorter of (i) six (6) years or (ii) the expiration of the applicable statute of limitations (the "Post-Termination Coverage Period"), the Company will use reasonable best efforts to maintain directors' and officers' liability insurance coverage for its directors and executive officers in a manner that will continue to provide coverage for the Executive's acts and omissions during the Employment Term. Notwithstanding the foregoing sentences of this Section 1(b), from and after the occurrence of a Change of Control, the Company shall be obligated to use best efforts to maintain directors' and officers' liability insurance coverage during the Employment Term and the Post-Termination Coverage Period on terms and in amounts substantially similar to those maintained by the Company immediately prior to the Change of Control.

      2.    Employment Term.

            (a) Initial Term. The Executive's employment with the Company commenced on the date of the Letter Agreement. Accordingly and subject to the terms and conditions of this Agreement, the Executive's term of employment under this Agreement (the "Employment Term") shall commence effective as of June 3, 2003 (the "Effective Date") and continue until June 3, 2006, subject to the extension provision of Section 2(b), unless terminated earlier in accordance with the provisions of Section 4. The parties acknowledge and agree that the Executive's employment from June 3, 2003 to the date of this Agreement was governed solely by the terms of this Agreement. To the extent there is any conflict between the Letter Agreement and this Agreement, the provisions of this Agreement shall govern. The Executive acknowledges that the Company is not in breach of the provisions of this Agreement as of the date hereof, and hereby waives any breach of the Letter Agreement by the Company prior to the date hereof.

            (b) One-Time Extension. On June 3, 2006, the Employment Term shall automatically be extended until June 3, 2007 unless (i) prior to March 1, 2006, the Company delivers to the Executive, or the Executive delivers to the Company, written notice that the automatic extension provision of this Section 2(b) shall be inoperative, (ii) a notice of termination has been delivered and not withdrawn under Section 4 or (iii) prior to June 3, 2006, the Executive dies.

      3. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, the Executive shall be compensated as follows:

            (a) Base Compensation. The Company shall pay to the Executive as base compensation an annual salary ("Base Compensation") of at least Six Hundred Thousand Dollars ($600,000). Subject to subparagraph (b) below, the Base Compensation shall be payable in accordance with the general policies and procedures for payment of salaries to senior executive personnel of the Company as implemented by the Board, in substantially equal installments, subject to withholding for applicable federal, state, local and foreign taxes. Increases in Base Compensation, if any, shall be determined by the Compensation and Human Resources Committee of the Board (the "Compensation Committee") based on an annual review of the Executive's performance to be conducted after January 1 and prior to June 3 of each year during the Employment Term, subject to approval by the Board. Upon the completion of each such review, but no later than June 3 of each year, the Company shall provide the Executive with a written notice (each, a "Base Compensation Notice") that sets forth the amount of Base Compensation to be paid to the Executive during the twelve-month period that begins on June 3 of such year (the "Next Compensation Period");
provided, however, that in no event shall the amount of Base Compensation be less than the Six Hundred Thousand Dollars ($600,000) per annum minimum above specified.

            (b) Stock Payment Election. At any time during the first fourteen (14) days of the next "window period" (such period being the days when the Company's senior executive officers are permitted to execute trades in the Company's Common Stock, as determined by the Company) after the delivery of each Base Compensation Notice (the "Election Period"), the Executive may deliver to the Company a written notice of the Executive's election (each, a "Stock Election") to receive all or part of his Base Compensation for the Next Compensation Period for which such Base Compensation Notice was given in the form of restricted shares of the Company's common stock, par value
$1.00 per share ("Common Stock"). Each Stock Election must set forth the dollar amount of Base Compensation to be converted. The number of shares of restricted Common Stock to be awarded to the Executive upon any such election shall be determined in accordance with the following:

                  (1) If the dollar amount set forth in a Stock Election is greater than fifty percent (50%) of the Base Compensation to be paid to the Executive during the portion of such Next Compensation Period remaining after delivery of the Stock Election, then the Executive shall receive a number of shares of restricted Common Stock equal to 1.25 times the quotient of (A) the dollar amount set forth in the Stock Election, divided by (B) the closing sale price of a share of Common Stock as quoted on the New York Stock Exchange (or, if no longer traded on the New York Stock Exchange, the other primary stock exchange or market upon which shares of Common Stock are traded) on the date the Stock Election is received by the Company (such date the "Stock Election Date" and such price, the "Closing Price"). Twenty percent (20%) of the number of shares of restricted Common Stock included in each grant made in accordance with the provisions of this Section 3(b)(1) shall be deemed "Bonus Restricted Shares," and the remaining eighty percent (80%) of such shares shall be deemed "Regular Restricted
      Shares."

                  (2) If the dollar amount set forth in a Stock Election is equal to or less than fifty percent (50%) of the Base Compensation to be paid to the Executive during the portion of such Next Compensation Period remaining after delivery of the Stock Election, then the Executive shall receive a number of shares of restricted Common Stock equal to
      (A) the dollar amount set forth in the Stock Election, divided by (B) the Closing Price. All shares of restricted Common Stock included in each grant made in accordance with the provisions of this Section 3(b)(2) shall be deemed "Regular Restricted Shares."

            (c) Share Award Agreement. All shares of restricted Common Stock issued to the Executive under subparagraph (b) above shall be evidenced by, and subject to the terms and provisions of, a Restricted Share Award Agreement substantially in the form of Exhibit A attached hereto (a "Share Award Agreement"). The Company shall deliver to the Executive an executed Share Award Agreement for each Stock Election within thirty (30) days of the receipt thereof by the Company.

            (d) Risk of Forfeiture. Each share of Common Stock issued to the Executive under subparagraph (b) above shall be subject to forfeiture and shall be deposited with, and held by, the Company until the earlier of the three-year anniversary of the Stock Election Date or the early termination of such forfeiture restriction, as set forth in the Share Award Agreement (as defined above). Notwithstanding the foregoing, to the extent the Company's Compensation Committee determines to permit senior executives of the Company to defer salary in exchange for Common Stock that is subject to a forfeiture restriction shorter than three years, then the Executive shall be permitted, at the option of the Executive, to elect to receive such shorter forfeiture restriction on any subsequent Stock Election;
provided, however, that for any such Stock Election for which the Executive so elects, the number of shares shall be determined pursuant to subparagraph
(b)(2) above.

            (e) Insider Trading Policy. Notwithstanding anything to the contrary contained herein, the Executive's ability to make a Stock Election shall at all times remain subject to the provisions of the Company's insider trading policies.

            (f) Stock Grants to Executive. The Executive hereby ratifies his election to receive his Base Compensation for the period beginning on the Effective Date and ending on June 2, 2004 (the "First Compensation Period") in the form of shares of restricted Common Stock. Accordingly and contemporaneously with the execution of this Agreement, the Company is executing and delivering to the Executive a Share Award Agreement for 81,256 shares of restricted Common Stock as payment of such Base Compensation (the "First Compensation Period Grant"). The Company previously granted the Executive 50,000 shares of restricted Common Stock on December
16, 2002 in connection with his service as the non-executive Chairman of the Board (the "Previous Grant"). Both the Executive and the Company acknowledge that the shares granted in the Previous
Grant have been replaced with shares included in the First Compensation Period Grant. Accordingly, the Previous Grant and the corresponding award agreement are hereby cancelled, and the Executive further acknowledges that the Executive shall not have any rights whatsoever in the shares of restricted Common Stock included in the Previous Grant.

            (g) Cash Incentive Compensation. At the end of each fiscal year of the Company during the Employment Term and subject to the conditions specified herein, the Executive shall be eligible to receive a cash bonus as incentive compensation in addition to his Base Compensation (the "Cash Incentive Compensation"). The Cash Incentive Compensation that may be payable to the Executive shall consist of two components, as described below and shall be equal to a percentage of his Base Compensation for each such fiscal year; provided, in no event shall the amount of Cash Incentive Compensation paid to the Executive for any fiscal year exceed one hundred fifty percent (150%) of his Base Compensation:

                  (1) The Executive shall be eligible to receive seventy-five percent (75%) of any bonus amount that would be payable to him pursuant to the Executive Performance Bonus Grid for such fiscal year. "Executive Performance Bonus Grid" means the criteria established for each fiscal year by the Compensation Committee for all executive officers of the Company that specifies the percentage of each executive's base salary that is eligible to be paid to such executive as an incentive bonus upon the Company's achievement of certain profitability thresholds for such fiscal year.

                  (2) The Executive shall also be eligible to receive an additional cash bonus of up to twenty-five percent (25%) of his Base Compensation in any fiscal year upon his achievement of the Executive's MBO Performance Goals for such fiscal year. The "MBO Performance Goals" for the Executive are the Company performance goals that are individually established for the Executive by the Compensation Committee and approved by the Board each fiscal year.

            For the avoidance of doubt, it is expressly understood that (i) the amount of Base Compensation to be used in the calculation of any Cash Incentive Compensation to which the Executive may be entitled for each fiscal year of the Company during the Employment Term shall not be less than $600,000 and (ii) the amount of Base Compensation to be used in such calculation in subsequent fiscal years may be increased by the Compensation Committee in accordance with Section 3(a) hereof. Payment of Cash Incentive Compensation for each fiscal year will be made in accordance with the general policies and procedures for payment of incentive compensation to senior executive personnel of the Company.

            (h)   Equity-Based Incentive Compensation.  On the Effective
Date, the Executive was granted options to purchase up to 400,000 shares of Common Stock with an exercise price per share equal to the closing sale price of a share of Common Stock as quoted on the New York Stock Exchange on such date (the "Initial Option Award"). The shares included in the Initial Option Award shall vest 33.3% on the one-year and two-year anniversaries of the date of grant, and 33.4% on the three-year anniversary of the date of the grant. The terms and conditions relating to the Initial Option Award are set forth in the stock option agreement attached hereto as Exhibit "B" (the "Initial Option Award Agreement"). Subject to the Executive's continued employment pursuant to the terms of this Agreement, the Company shall grant to the Executive options to purchase (i) up to an additional 250,000 shares of Common Stock on the date of the first anniversary of the Effective Date at an exercise price equal to the closing sale price of a share of Common Stock as quoted on the New York Stock Exchange (or, if no longer traded on the New York Stock Exchange, the other primary stock exchange or market upon which shares of Common Stock are traded) (the "Option Price") as of such date and (ii) up to an additional 125,000 shares of Common Stock on the second anniversary of the Effective Date at an exercise price equal to the Option Price as of such date. Each of these additional grants shall be subject to the vesting provisions of the Initial
Option Award and the other terms and conditions of a stock option award agreement in form and substance that is substantially similar to the Initial Option Award Agreement. The Company shall cause all stock options granted to the Executive pursuant to this Agreement to be issued under equity award plans that provide for such options to be treated as "incentive stock options" to the extent permissible under the Internal Revenue Code of 1986 and related rules and regulations.



            (i)Employee Benefits: Fringe Benefits.  During the Employment
Term, the Executive and his eligible dependents (where applicable) shall have the right to participate in each retirement, pension, insurance, health and other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates) according to the terms of such plan or program with all the benefits, rights and privileges as are generally enjoyed by senior executive personnel of the Company. The Executive also shall be entitled to all fringe benefits, if any, that generally are enjoyed by senior executive personnel of the Company. Regardless of whether such benefits are available to other senior executives, the Executive shall be entitled to the following benefits at the expense of the Company:

                  (1) supplemental long-term disability insurance that, collectively with the Company's other disability insurance plans, provides the Executive with an annual benefit equal to sixty percent
      (60) of the Executive's Base Compensation in effect on the date that he becomes disabled;

                  (2) a supplemental life insurance policy that, collectively with the Company's other life insurance policies, provides the Executive with term life insurance coverage in an amount equal to two times his Base Compensation in effect at any time during the Employment Term; and

                  (3) personal tax and financial planning
      services in an amount of up to $5,000 per year.



            (j)Vacation; Sick Leave; Holidays; Leaves of Absence. The Executive shall be entitled to four weeks of paid vacation leave each year on dates reasonably selected by the Executive. The Executive also shall be entitled to the same paid holidays provided to the other employees of the Company. In addition, the Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board in its sole and absolute discretion may determine or as required by law.

            (k) Expenses. The Executive shall be entitled to receive reimbursement for all reasonable and necessary expenses incurred by him in connection with the performance of his Company related duties under this Agreement, subject to the Executive's compliance in all material respects with the Company's reasonable policies for recording such expenses and for submitting them for reimbursement.

            (l) Taxes. The Executive shall be responsible for payment of all federal, state, and local income and employment taxes, any applicable excise taxes, and any other government assessments owing by the Executive for all benefits received pursuant to this Agreement. All payments required to be made by the Company hereunder and all other benefits provided to the Executive hereunder shall be subject to the withholding of such amounts relating to taxes and other government assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

      4.Termination and Termination Benefits.

            (a)   Termination by the Company.

                  (i) For Cause. The Company may terminate the Executive's employment under this Agreement for Cause by written notice to the Executive. The Executive's employment hereunder shall terminate immediately upon his receipt of such notice. In the event of such a termination, the Executive shall be paid his Base Compensation earned but not paid to the Executive prior to the effective date of termination, and the Company will provide the Executive with (A) the benefits described in Section 3(i) through the effective date of termination and (B) a cash payment in lieu of the Executive's accrued vacation leave provided for in Section 3(j) that is unused as of the effective date of termination. The
      Company shall have no further obligation or liability to the Executive under this Agreement (other than (A) pursuant to Section 3(k) and then only up to the effective date of termination, (B) any unpaid Cash Incentive Compensation for a prior fiscal year of the Company and (C) with respect to options for Common Stock which have vested in favor of the Executive prior to the date of termination, which shall remain exercisable by the Executive or his estate, as applicable, in whole or in part for a period of ninety (90) days after termination).

            For purposes of this Agreement, "Cause" means (1) the Executive's substantial failure to perform his duties under this Agreement if not remedied in all material respects by the Executive within thirty (30) days after receipt of a written notice from the Company specifying such failure in reasonable detail, (2) misconduct by the Executive that causes or is likely to cause material harm to the Company as determined by the Board in good faith (such misconduct may include, without limitation, insobriety at the workplace during working hours or the use of illegal drugs), (3) any failure to follow directions of the Board that are consistent with the Executive's duties under this Agreement that results in material harm to the Company, (4) the Executive's conviction of, or entry of a pleading of guilty or nolo contendre to, any crime involving moral turpitude, or the entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter permanently prohibiting the Executive from participating in the conduct of the affairs of the Company or (5) any other breach of this Agreement by the Executive that is not remedied in all material respects within 30 days after receipt of written notice from the Company specifying such breach in reasonable detail.

                  (ii) Without Cause. The Company may terminate the Executive's employment under this Agreement without Cause by written notice to the Executive. The Executive's employment hereunder shall terminate immediately upon the receipt of such notice. If the Company terminates the Executive's employment without Cause:

                        (1) The Company shall pay the Executive or his estate, as applicable, a base severance equal to the Executive's Base Compensation for one (1) year in effect on the date of such termination. Such amount shall be paid periodically over a twelve month period in accordance with the general policies and procedures for payment of compensation to senior executive personnel of the Company as implemented by the Board, in substantially equal installments, subject to withholding for applicable federal, state, local and foreign taxes.

                        (2) Subject to the Company's achievement of the applicable performance objectives and at the time that the Company's other senior executives receive their incentive bonus payments for the fiscal year in which the Executive's employment under this Agreement was terminated, the Executive shall be eligible to receive an additional severance payment equal to the amount of the Cash Incentive Compensation, if any, that would have been paid to the Executive under the provisions of Section 3(g) hereof for the fiscal year of the Executive's termination. Such amount shall be paid to the Executive in accordance with the general policies and procedures for payment of compensation to senior executive personnel of the Company as implemented by the Board, subject to withholding for applicable federal, state, local and foreign taxes.

                        (3)   The Company shall continue to provide for twelve
            (12) months the same level of health and life insurance benefits for the Executive and the Executive's eligible dependents in the same manner as the Company provided for them at the time of termination of the Executive's employment.

                        (4) Contemporaneously with such termination, all unvested stock options for Common Stock previously granted to the Executive by the Company that would have otherwise vested during the one (1) year period following termination shall become vested. The Executive or his estate (as applicable) may continue to exercise all or any part of the vested stock options for Common Stock held immediately following termination for a period of ninety
            (90) days thereafter.

                        (5) All Regular Restricted Shares that have been held by the Executive pursuant to a Share Award Agreement for a period of one (1) year or more shall cease to be subject to the restrictions imposed by the Company and shall be distributed to the Executive or his estate, as applicable, as promptly as practicable. Additionally, a prorated amount of the Regular Restricted Shares that were awarded to the Executive (if any) for the year of the Employment Term during which the Executive is terminated equal to
            (x) the total number of such Regular Restricted Shares granted to the Executive for such year multiplied by (y) a fraction, the numerator of which is equal to the number of days during such year of the Employment Term prior to the date of the Executive's termination, and the denominator of which is equal to three hundred sixty-five (365) (the "Prorated Share Amount") shall also cease to be subject to the restrictions imposed by the Company and shall be distributed to the Executive or his estate, as applicable, as promptly as practicable.

                        (6)  Notwithstanding anything contained
            herein to the contrary, if the Executive violates and fails to timely cure the provisions of Sections 6 or 7 of this Agreement (the "Restrictive Covenants") at any time while the Company is obligated to make severance payments or provide severance benefits under this Section 4(a), the Company may send the Executive written notice that specifies in reasonable detail the circumstances surrounding the violation. If the Executive does not cease the activities that are violating the Restrictive Covenants within five
            (5) days of the date of receipt of the Company's written notice to the Executive, then, in additional to any and all other rights that the Company may have at law or in equity, the Company may permanently cancel and terminate such severance payments and benefits provided for in this Section 4(a)(ii) that then remain to be paid or provided.

                  (iv) Disability. If due to illness, physical or mental disability, or other incapacity which cannot be reasonably accommodate, the Executive shall fail, for a total of any ninety (90) days or more within any period of twelve (12) consecutive months, to perform the duties required by this Agreement, the Board may terminate the Executive's employment under this Agreement upon thirty (30) days' written notice to the Executive. In such event, the Executive shall be paid his Base Compensation up to the effective date of such termination. The Executive shall not be entitled to any other compensation or payments (other than pursuant to Section 3(k) and then only up to the effective date of termination. The Executive or his estate, as applicable, shall have ninety (90) days following such termination to exercise all or any part of vested stock options for Common Stock that are held by the Executive on the date of termination. Further, all Regular Restricted Shares that have been held by the Executive pursuant to a Share Award Agreement for a period of one (1) year or more, plus an additional number of Regular Restricted Shares equal to the Prorated Share Amount, shall cease to be subject to the restrictions imposed by the Company and shall be distributed to the Executive or his estate, as applicable, as promptly as practicable.

            (b)   Termination by the Executive.

                  (i) Resignation Without Company Breach. The Executive may voluntarily terminate his employment hereunder voluntarily upon ninety
      (90) days' prior written notice to the Company. Such a termination shall be effective ninety (90) days after the delivery of such notice unless the Executive and the Company agree in writing to another effective date. In the event of such a termination, the Company shall pay to the Executive his Base Compensation earned but not paid to the Executive prior to the effective date of such termination, and the Company shall thereafter have no further obligation or liability to the Executive under this Agreement (other than (A) pursuant to Section 3(k) and then only up to the effective date of termination and (B) with respect to options for Common Stock which have vested in favor of the Executive prior to the date of termination, which shall remain exercisable by the Executive or his estate, as applicable, in whole or in part for a period of ninety (90) days after termination).

                  (ii) Resignation Upon Company Breach. Upon the occurrence of a Company Breach (defined below), the Executive may provide the Company with a written notice that specifies in reasonable detail the circumstances surrounding the alleged Company Breach. If such Company Breach is not cured within thirty (30) days of the Company's receipt of such notice, then the Executive may terminate his employment hereunder by written notice to the Company. The
      Executive's employment hereunder shall terminate immediately upon the delivery of such termination notice unless the Executive specifies a later effective date of termination therein. Upon such termination, the Executive shall, subject to the provisions of Section 4(a)(ii)(6) hereof, be entitled to receive the payments and benefits specified in Sections 4(a)(ii)(1)-(5) hereof.

            For the purposes of this Agreement, "Company Breach" means: (1) a change in the Executive's duties or responsibilities with the Company or the Board that (A) represents a substantial reduction of the duties or responsibilities as in effect immediately prior thereto and (B) the Executive does not expressly consent to in writing; (2) a change by the Board in the duties or responsibilities of other senior executive officers of the Company that have the effect of precluding the Executive from effectively performing his duties and responsibilities; (3) a material reduction in the Executive's Base Compensation (it being understood that the Executive's Base Compensation may not be reduced below $600,000 per annum); (4) the Company requiring the Executive to be based at any place outside a fifty
      (50) mile radius of the Company's Fort Worth, Texas headquarters location as in use on the date of this Agreement, except for reasonable travel on behalf of the Company (5) any material breach by the Company of any provision of this Agreement.

            (c) Additional Effects of Termination. The Executive's obligations and liabilities to the Company under this Agreement shall cease as of the effective date of any termination pursuant to Sections 4(a) or 4(b), except his obligations under the Restrictive Covenants shall survive and continue any such termination.

            (d) Death. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of the Executive's death; provided, however, the Company's obligation under Section 1(b) shall survive the Executive's death. In such event, the Executive's estate shall be paid the Executive's Base Compensation earned but not paid prior to the date of his death, plus an amount equal to the product of (i) the Cash Incentive Compensation, if any, that would have been paid to the Executive under the provisions of Section 3(g) hereof for the fiscal year of the Executive's death multiplied by (ii) a fraction, the numerator of which is equal to the number of days of such fiscal year prior to the Executive's death, and the denominator of which is equal to three hundred sixty-five (365). For example, if the Executive dies on the 100th day of a fiscal year of the Company and the Executive would have been entitled to a Cash Incentive Compensation payment equal to $600,000 if he had continued his employment through the end of that fiscal year, then the Executive's estate would entitled to an additional payment of $164,383.56 ($600,000 x (100/365)). Any such amount shall be paid to the Executive's estate at the time that the Company's senior executives receive their incentive bonus payments for the fiscal year of the Executive's death. n addition, if after the death of the Executive, his spouse or other representative of his dependents elects to exercise rights to continue receiving health insurance benefits under COBRA, then the Company shall bear the expense of the first ninety (90) days of such health insurance coverage at the same level and in the same manner as the Company provided for them at the time of the Executive's death. Further, (A) all vested stock options for Common Stock held by the Executive as of the date of his death shall continue to be exercisable by his estate (in whole or part) for a period of one
(1) year and (B) all Regular Restricted Shares that have been held by the Executive pursuant to a Share Award Agreement for a period of one (1) year or more, plus an additional number of Regular Restricted Shares equal to the Prorated Share Amount, shall cease to be subject to the restrictions imposed by the Company and shall be distributed to the Executive's estate as promptly as practicable.


      5.Change of Control.

            (a)   Definitions.  For the purposes of this Agreement:

            "Affiliate" shall have the meaning given in Rule 405 promulgated under the Securities Act of 1933, as amended.

            "Change of Control" shall mean any of the following:
                  (i) the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) of beneficial ownership of 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally either in the election of directors of the Company or for the termination of the chief executive officer of the Company; provided, however, that any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which following such acquisition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be, shall not constitute a Change of Control;

                  (ii) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

                  (iii) approval by the shareholders of the Company of a reorganization, merger or consolidation of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.








            "Change of Control Amount" shall mean an amount equal to two times the sum of (i) the Base Compensation of the Executive that is in effect immediately prior to a Change of Control plus (ii) the average of the Executive's Cash Incentive Compensation payment for the two years prior to a Change of Control, or, if the Executive has been employed by the Company for less than two years, the amount of the Executive's last Cash Incentive Compensation payment.

            (b) Change of Control Benefit. If (i) a Change of Control has occurred and (ii) within one year thereafter, the Executive's employment with the Company terminates for any reason other than (1) termination by the Company for Cause or (2) termination by the Executive for other than Company Breach, then the Company shall pay to the Executive within thirty
(30) days of such termination a lump sum equal to the Change of Control Amount. The receipt of such Change of Control Amount shall be in lieu of any right of payment that the Executive may have in connection with such termination of employment, whether pursuant to this Agreement or otherwise. Additionally, if the Company becomes obligated to pay the Change of Control Amount as specified herein, then (A) all shares of restricted Common Stock then held by the Executive (both Regular Restricted Shares and Bonus Restricted Shares) shall cease to be subject to the restrictions imposed by the Company under the applicable Share Award Agreements and shall be distributed to the Executive as promptly as practicable and (B) all unvested options for Common Stock held by the Executive shall immediately vest, and all previously vested and newly vested stock options then held by the Executive shall remain exercisable by the Executive or his estate (in whole or part) at any time and from time to time for a period of one year thereafter.

            (c) Adjustment of Change of Control Payment. Notwithstanding the foregoing, after the third anniversary of the Effective Date, the Compensation Committee shall have the sole and exclusive right to re-determine and adjust the Change of Control Amount to which the Executive may be entitled upon a Change of Control; provided, that any adjustment to the Change of Control Amount that is made within a period of one hundred eighty
(180) days prior to the execution of a definitive agreement for
a Change of Control transaction shall be null and void.   Any adjustment to the
Change of Control Amount shall be communicated to the Executive in writing at least ten (10) days prior to the effective date thereof.

      6.    Confidential Information.

            (a) Acknowledgment. The Executive recognizes and acknowledges he will have access to, and the Company shall provide the Executive with, confidential proprietary information of the Company, including information regarding costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, other business methods, plans for future developments, and other information not readily available to the public, the disclosure of which to third parties would in each case have a material adverse effect on the Company's Business operations ("Confidential Information").

            (b) Agreement Regarding Confidentiality. The Executive will keep secret, during and after the termination of his employment, all Confidential Information and will not use or disclose Confidential
Information to anyone outside of the Company other than in the course of performance of his duties under this Agreement, except that (i) the Executive shall have no such obligation to the extent Confidential Information is or becomes publicly known other than as a result of the Executive's breach of his obligations hereunder, and (ii) the Executive may disclose such matters to the extent required by applicable laws, or governmental regulations or judicial or regulatory processes.

            (c) Return of Records. The Executive will deliver promptly to the Company on termination of his employment by the Company, or at any other time the Board may so request, all memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's Business that be obtained while employed by, or otherwise serving or acting on behalf of, the Company and that he may then possess or have under his control.

      7.    Noncompetition.

            (a) In exchange for the Company's agreement to provide Confidential Information to the Executive, during the Executive's employment under this Agreement and for a period of twelve
(12) months after the Executive's termination, the Executive will not, without the prior written approval of a majority of the members of the Board (not including the Executive), (i) engage directly or indirectly in, or become employed by, serve as an agent or consultant to or become an officer, director, partner, principal or stockholder of any association, group, partnership, person, corporation or other entity which is engaged in a business in the United States or Canada that (A) is located in a region of the United States or Canada in which the Company conducts its Business and (B) competes with the Business, (ii) directly or indirectly seek, solicit or accept for employment or retention as an independent contractor any person who (X) was employed or retained as an independent contractor by the Company during the Executive's employment under this Agreement and (Y) had a level of seniority equivalent to at least the seniority held by a district sales manager of the Company or (iii) directly or indirectly seek, solicit or accept the business of any person, partnership, corporation, entity, association or group of any kind that was (1) a customer of the Company, (2) a supplier of a type of product sold by the Company, (3) an actively solicited prospective customer of the Company or (4) an actively solicited prospective supplier of a type of product sold by the Company, in each case, during the Executive's employment under this Agreement.
As long as the Executive does not engage in any other activity prohibited by this Section 7(a), the Executive's ownership of less than 2% of the issued and outstanding stock of any corporation whose stock is traded on an established national securities market shall not constitute an activity prohibited under this Section 7(a).

            (b) Specific Performance. If the Executive breaches or threatens to commit a breach of the provisions of Sections 6 or 7 hereof, the Company shall have the right to have such Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach (if carried out) of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy for such injury. Accordingly, the Company shall be entitled to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain the Executive or any of its Affiliates from any violation thereof, without the need to post any type of bond or other form of security in connection with such relief and enforcement. The rights and remedies set forth in this Section 7(b) shall be independent of all other others rights and remedies available to the Company for a breach of the Restrictive Covenants, and shall be severally enforceable from, in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
Notwithstanding the foregoing, if the breach or threatened breach by the Executive of the Restrictive Covenants is of the type that can be cured by the Executive, the Company shall provide the Executive with five (5) days prior written notice before seeking such specific performance, and the Company shall not seek such relief if the Executive, within such five (5) day period, fully cures any such breach or delivers a sworn written affidavit to the Company stating that he will not commit such threatened breach, as applicable.





      8.Miscellaneous.

            (a) Integration; Amendment. This Agreement constitutes the entire agreement among the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior understandings and agreements among the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by the Executive and the Company.

            (b) Assignment. The Company may assign this Agreement to any successor by operation of law or purchaser of all or substantially all of the assets of the Company. The Company shall, following any permitted assignment, remain liable and responsible for all obligations of the Company hereunder. The Executive may not assign this Agreement or any right or interest therein, whether by operation of law or otherwise, without the prior written consent of the Company.

            (c) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

            (d) Waivers. The failure or delay of any party at any time to require performance by any other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a wavier of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

            (e) Power and Authority. The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; and that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action.

            (f) Burden and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and, subject to
Section 8(b) above, assigns. Any provision of this Agreement which by its terms requires performance beyond the term of this Agreement shall survive the term of this Agreement in accordance with the terms of such provision.

            (g) Time is of the Essence. Time is of the essence for all purposes of this Agreement.

            (h) Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Such arbitration shall be conducted in Fort
Worth, Texas by a sole arbitrator appointed by the American
Arbitration Association in accordance with its rules and any finding by such arbitrator shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the courts of the State of Texas for this purpose. Nothing contained in this
Section 8(h) shall be construed to preclude the Company or the Executive from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement. In the event of arbitration or other legal action, the arbitrator or a court of competent jurisdiction may award attorneys' fees and costs to the prevailing party.

            (i) Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of Texas. Headings and titles herein are included solely for convenience and shall not affect the interpretation of this Agreement.

            (j) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

            If to the Executive:

            James D. Carreker

            2100 McKinney Avenue
            Suite 1460
            Dallas, Texas 75201
            Facsimile:

            If to the Company:

            The Bombay Company, Inc.
            550 Bailey Avenue
            Fort Worth, 76107-2111
            Attn: General Counsel
            Facsimile:  817-339-3739

            Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the next business day following the day of transmission.

            (k) Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall be deemed to be an original, and all such counterparts shall constitute one and the same agreement.

            (l) No Strict Construction. The parties hereto confirm that they have each participated in the negotiation and preparation of this Agreement and that this Agreement represents the joint agreement and understanding of the parties. The language used in this Agreement has been mutually chosen by the parties hereto, and no rule of strict construction construing ambiguities against any party hereto shall be applied.

                                ***************






      IN WITNESS WHEREOF, the parties have duly executed this Agreement, or caused this Agreement to be duly executed on their behalf, as of the date first above written.


                                           THE BOMBAY COMPANY, INC.


                                           By:     /S/MICHAEL J. VEITENHEIMER
                                           Name:   MICHAEL J. VEITENHEIMER
                                           Title:  VICE PRESIDENT




                                           /S/JAMES D. CARREKER
                                           James D. Carreker